EXHIBIT 99.1

MONACO COACH CORPORATION REPORTS

FIRST QUARTER 2005 PROFITS

COBURG Oregon – April 27, 2005 – Monaco Coach Corporation (NYSE: MNC) today reported revenues and earnings for its first quarter ended April 2, 2005.

First quarter earnings per share were 18 cents, compared to earnings of 40 cents for the first quarter of 2004. Revenues for the first quarter were $331.5 million compared to revenues of $355.0 million for the first quarter of 2004.  Net income for the first quarter was $5.3 million compared to $11.9 million for the first quarter of 2004.  First quarter 2005 motorhome sales totaled 1,798 units and first quarter towable sales totaled 1,227 units for a combined total of 3,025.

“Discounting during the first quarter allowed us to retain shelf space at our dealers’ lots, but it chipped away at our first quarter gross profit margin,” said Monaco Coach Corporation President John Nepute.  “We introduced incentives earlier this year to help prevent a build-up of finished goods inventory and to support our dealer partners in retailing their inventory, and we are seeing positive results from these efforts.  We do expect to see some level of discounting as we move into the 2006 model year.  Being proactive in reducing run rates and making production cuts during the first quarter enabled us to manage dealer and Company inventories and to attain the level of profitability that we accomplished.”

“Shifting our product mix to yield a higher percentage of towables during the first quarter generated an increase in our direct material costs as a percentage of sales, however, this was more than offset by savings in labor costs,” said Monaco Coach Vice President and Chief Financial Officer Marty Daley.  “And while the reduced production and run rates contributed to our overall profitability during the first quarter, the corresponding reduction in plant efficiencies affected coverage of our indirect costs on a per unit basis.”

The Company reported minor improvements in several expense areas during the quarter which helped compensate for increased settlement costs and resulted in a slight reduction in selling, general and administrative expenses in the first quarter of 2005, compared to the fourth quarter of 2004.

“Looking toward the second quarter, we expect that revenue will be in the $340 million to $350 million range.  Improvements in the level of discounting and additional savings in certain direct and indirect costs should lead to second quarter gross margins between 11.3% and 11.5%.  Sales, general, and administrative expenses for the second quarter are expected to be in the 8.0% to 8.2% range,” said Daley.  “Additionally, as we have previously announced, there will be one-time pre-tax charges of approximately $3.5 million in the second quarter related to the closure of the Bend manufacturing plant.”

“The market conditions that have been affecting the industry over the past few quarters impacted our financial results in the first quarter,” stated Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson.  “Nonetheless, we are very positive about the strong acceptance of our 2005 product line by our dealer network and our retail customers.  We believe that our 2005 product line-up has been one of the strongest in our company’s history.  As we move into the 2006 model year, we will continue to focus on delivering the industry’s most innovative products, seek to further improve quality, find ways to lower our costs, and continue to provide the best after-market service support in the industry.”

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. ET today, Wednesday, April 27, 2005.  Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com.  The event will be archived and available for replay for the next 90 days.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Eastern Oregon and Indiana, Monaco Coach Corporation employs more than 5,900 people and is one of the nation’s leading manufacturers of recreational vehicles. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.  For additional information about Monaco Coach Corporation please visit www.monaco-online.com.

The statements above regarding discounting, revenue, gross margin and sales, general, and administrative expenses, guidance for the second quarter of 2005, are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:\\www.sec.gov and on the company website.

FINANCIAL TABLES FOLLOW.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands, except share and per share data)

	January 1, 2005	April 2, 2005
		(unaudited)
ASSETS
Current assets:
Cash	$0	$1,477
Trade receivables, net	127,380	138,770
Inventories	169,777	169,018
Resort lot inventory	7,315	8,228
Prepaid expenses	5,190	4,937
Deferred income taxes	33,188	33,350
Total current assets	342,850	355,780

Property, plant, and equipment, net	141,563	140,112
Debt issuance costs, net of accumulated amortization of $572 and $616, respectively	571	537
Goodwill	55,254	55,254
Total assets	$540,238	$551,683

LIABILITIES
Current liabilities:
Book overdraft	$1,587	$0
Line of credit	34,062	25,000
Accounts payable	79,072	96,095
Product liability reserve	20,233	20,053
Product warranty reserve	32,369	32,159
Income taxes payable	2,087	3,984
Accrued expenses and other liabilities	31,533	30,891
Total current liabilities	200,943	208,182

Deferred income taxes	19,679	19,713
Total liabilities	220,622	227,895

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; 50,000,000 shares authorized, 29,425,787 and 29,488,513 issued and outstanding, respectively	294	295
Additional paid-in capital	57,454	58,071
Retained earnings	261,868	265,422
Total stockholders’ equity	319,616	323,788
Total liabilities and stockholders’ equity	$540,238	$551,683

MONACO COACH CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended
	April 3, 2004	April 2, 2005

Net sales	$354,976	$331,512
Cost of sales	310,493	295,295
Gross profit	44,483	36,217

Selling, general, and administrative expenses	24,800	27,343
Operating income	19,683	8,874

Other income, net	86	114
Interest expense	(405)	(485)
Income before income taxes	19,364	8,503

Provision for income taxes	7,441	3,180

Net income	$11,923	$5,323

Earnings per common share:
Basic	$.41	$.18
Diluted	$.40	$.18

Weighted average common shares outstanding:
Basic	29,296,193	29,460,137
Diluted	29,967,452	29,893,889

Units sold:	3,136	3,025

MONACO COACH CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited: dollars in thousands)

	Quarter Ended
	April 3, 2004	April 2, 2005

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$11,923	$5,323
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Loss (Gain) on sale of assets	78	(1)
Depreciation and amortization	2,536	2,537
Deferred income taxes	459	(128)
Changes in working capital accounts:
Trade receivables, net	(25,447)	(11,390)
Inventories	(18,805)	759
Resort lot inventory	3,360	139
Prepaid expenses	(3,547)	228
Accounts payable	39,075	17,023
Product liability reserve	(1,120)	(180)
Product warranty reserve	1,068	(210)
Income taxes payable	2,967	1,897
Accrued expenses and other liabilities	3,556	(642)
Net cash provided by operating activities	16,103	15,355
Cash flows from investing activities:
Additions to property, plant, and equipment	(2,553)	(2,119)
Proceeds from sale of assets	145	52
Net cash used in investing activities	(2,408)	(2,067)
Cash flows from financing activities:
Book overdraft	0	(1,587)
Payments on lines of credit, net	0	(9,062)
Payments on long-term notes payable	(3,750)	0
Debt issuance costs	129	(11)
Dividends paid	(1,465)	(1,769)
Issuance of common stock	769	618
Net cash used by financing activities	(4,317)	(11,811)
Net change in cash	9,378	1,477
Cash at beginning of period	13,398	0
Cash at end of period	$22,776	$1,477

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